Exhibit I.2

This advertisement is published in compliance with the Rules & Regulations of the Securities & Exchange Commission, Nigeria and the Listing

Requirements of The Nigerian Stock Exchange

Guinness Nigeria PLC

                                                                          RC771

RIGHTS ISSUE

OF 684,494,631 ORDINARY SHARES OF 50 KOBO EACH

AT ₦58.00 PER SHARE

ON THE BASIS OF 5 NEW ORDINARY SHARES

FOR EVERY 11 ORDINARY SHARES HELD AS AT THE CLOSE OF BUSINESS

ON WEDNESDAY, 15 MARCH 2017

Payable in full on Acceptance

Acceptance List Opens: Monday, 24 July 2017

Acceptance List Closes: Wednesday, 30 August 2017

The rights being offered are tradable on the floor of The Nigerian Stock Exchange for the duration of the Issue.

Please read the Rights Circular and where in doubt, consult your Stockbroker, Fund/Portfolio Manager, Accountant, Banker, Solicitor, or any

other professional adviser for guidance before subscribing.

COMPLETED ACCEPTANCE / RENUNCIATION FORMS TOGETHER WITH PAYMENT / EVIDENCE OF PAYMENT FOR THE FULL AMOUNT PAYABLE SHOULD BE SUBMITTED NO LATER THAN WEDNESDAY, 30 AUGUST 2017 TO ONLY THE RECEIVING AGENTS LISTED IN THE RIGHTS CIRCULAR

PROVISIONAL ALLOTMENT

5 new ordinary shares for every 11 ordinary shares of 50 Kobo each, held by shareholders whose names appeared on the Register of Members and transfer books of Guinness Nigeria Plc (“Guinness Nigeria”) as at the close of business on Wednesday, 15 March 2017.

ACCEPTANCE/RENUNCIATION

Rights Circulars have been mailed directly to all qualified shareholders. Acceptance/Renunciation of Rights must be made on the official Acceptance/Renunciation Forms (“Forms”) and in accordance with the instructions set out on the Form. Care must be taken to follow these instructions as applications which do not comply will be rejected.

The completed Forms must be lodged, together with payment/evidence of payment, with any of the Receiving Agents listed in the Rights Circular not later than Wednesday, 30 August 2017. The receipt of the duly completed Form along with the shareholder’s evidence of payment will constitute acceptance of all or part of the Provisional Allotment on the terms of the Provisional Allotment letter as contained in the Rights Circular, subject to the memorandum and articles of Guinness Nigeria and clearance by the Securities & Exchange Commission (“SEC”).

If payment is not received by Wednesday, 30 August 2017, the provisional allotment will be deemed to have been declined and may be cancelled. Where the amount payable exceeds ₦10 million, payment must be made electronically (SWIFT, RGTS or NEFT transfer). Kindly consult with your bankers in this regard.

TRADING IN RIGHTS

The provisional approval of The Nigerian Stock Exchange (“The NSE”) has been obtained for trading in rights. The Rights will be tradable between Monday, 24 July 2017 and Wednesday, 30 August 2017 at prices quoted from time to time on the floor of The NSE.

Shareholders who wish to renounce their rights partially or in full, may trade their renounced rights on the floor of The NSE between these dates. Shareholders who wish to trade their rights may contact their stockbroker for guidance.

U.S. holders (as defined in Rule 800 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)) may transfer rights only in accordance with Regulation S under the U.S. Securities Act.

ALLOTMENT OF ADDITIONAL SHARES

Shareholders who wish to acquire additional shares over and above their provisional allotment may apply for additional shares by completing the appropriate section of the Form. Ordinary Shares not taken up and paid for by Wednesday, 30 August 2017 will be allotted on a pro-rata basis to existing shareholders who applied and paid for additional shares over and above their provisional allotment under the terms of this Issue. Ordinary Shares not taken up by shareholders after allotment of all valid applications will revert to the unissued authorised share capital of Guinness Nigeria.

E-ALLOTMENT/SHARE CERTIFICATES:

The Central Securities Clearing System (“CSCS”) accounts of shareholders will be credited not later than 15 working days from the date of allotment. Shareholders are thereby advised to state the name of their respective stockbrokers and their Clearing House Numbers in the relevant spaces on the Form. Certificates of Shareholders that do not provide their CSCS account details will be dispatched by registered post not later than 15 working days from the date of allotment.

NOTICE TO RESIDENTS OF THE UNITED STATES

The securities to be offered have not been, and will not be, registered with the U.S. Securities and Exchange Commission under the U.S. Securities Act, or with any securities regulatory authority of any state or other jurisdiction in the United States, in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 801 thereunder. Neither the U.S. Securities and Exchange Commission nor any U.S. State Securities Commission has approved or disapproved of the securities to be offered or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offence in the United States.

The offer will be made for the securities of a limited liability company incorporated under the laws of the Federal Republic of Nigeria. The offer is subject to the disclosure requirements of the Federal Republic of Nigeria which are different from those of the United States. The financial statements included in the Rights Circular for the offer have been prepared in accordance with accounting standards applicable in Nigeria and thus may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Guinness Nigeria is located outside the United States and some or all of its officers and directors may be resident outside the United States. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO RESIDENTS OF CALIFORNIA

The rights issue is being made to residents of the United States in reliance on an exemption from the registration requirements of the U.S. Securities Act. However, the rights issue is not available to any person resident or located in California. Accordingly, no offer of securities is being made to any person resident or located in California in connection with the rights issue and any person resident or located in California is prohibited from participating in the rights issue.

Rights Circulars have been sent directly to all shareholders. Any shareholder who does not receive his / her Rights Circular by Monday, 24 July 2017, is advised to contact the Registrar, Veritas Registrars Limited, Plot 89A Ajose Adeogun Street, Victoria Island, Lagos +234 1 278 4167-8,

enquiry@vertitasregistrars.com or the Issuing House.

Issuing House:

                                                         RC 1031358